EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-217319) and related Prospectus of Cassava Sciences, Inc.,
2)	Registration Statement (Form S-8 No. 333-168390) pertaining to the 2000 Employee Stock Purchase Plan of Pain Therapeutics, Inc.,
3)	Registration Statement (Form S-8 No. 333-225708) pertaining to the 2018 Omnibus Incentive Plan of Pain Therapeutics, Inc., and
4)	Registration Statement (Form S-1 No. 333-228883) and related Prospectus of Cassava Sciences, Inc.,

of our report dated March 26, 2020, with respect to the financial statements of Cassava Sciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/Ernst &Young LLP

Austin, Texas

March 26, 2020